EXHIBIT 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-98202) of Flushing Financial Corporation of our report dated June 24, 2004 relating to the statement of net assets available for benefits at December 31, 2003 of Flushing Savings Bank, FSB 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

June 29, 2005